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                                                                    EXHIBIT 1(P)

                             ARTICLES SUPPLEMENTARY

                                       OF
                           PACIFIC HORIZON FUNDS, INC.

                  PACIFIC HORIZON FUNDS, INC., a Maryland corporation having its principal office in the city of Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         Class B Common Stock-Special Series 2

                  FIRST: Pursuant to Section 2-208 of the Maryland General Corporation Law, the Board of Directors of the Corporation has reclassified Eight Billion (8,000,000,000) shares of authorized and unissued capital stock of the Corporation previously classified as Class K Common Stock-Special Series 2 (par value One Mill ($0.001) per share) as Class B Common StockSpecial Series 2 (par value One Mill ($0.001) per share), such that there now exists a total of Twenty-Eight Billion (28,000,000,000) shares of capital stock of the Corporation classified as Class B Common Stock-Special Series 2, pursuant to the following resolution adopted by a Unanimous Consent of the Board of Directors of the Corporation dated May 10, 1993:

                           RESOLVED, that Pursuant to Article VI of the Articles of Restatement of the Corporation Eight Billion (8,000,000,000) authorized and unissued shares of capital stock of the Corporation previously classified as Class K Common Stock-Special Series 2 (of the par value of One Mill ($0.001) per share and of the aggregate par value of Eight Million Dollars ($8,000,000)) be, and hereby are, divided into and reclassified as Class B Common Stock-Special


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         Series 2, with all of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption set forth in the Charter of the Corporation with respect to Class B Common Stock-Special Series 2.

General

                  SECOND: The shares of capital stock of the Corporation reclassified pursuant to the resolution set forth in Article FIRST of these Articles Supplementary have been reclassified by the Corporation's Board of Directors under the authority contained in the Charter of the Corporation.

                  IN WITNESS WHEREOF, PACIFIC HORIZON FUNDS, INC. has caused these presents to be signed in its name and on its behalf by its Executive Vice President and its corporate seal to be hereunto affixed and attested by its Assistant Secretary on this 10th day of May, 1993.

                                       PACIFIC HORIZON FUNDS, INC.

[SEAL]                                 By: /s/ William B. Blundin
                                          ---------------------------
                                           William B. Blundin
                                           Executive Vice President

Attest:

/s/ James W. Bernaiche
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James W. Bernaiche
Assistant Secretary

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                                   CERTIFICATE

                  THE UNDERSIGNED, Executive Vice President Of PACIFIC HORIZON FUNDS, INC., who executed on behalf of said Corporation the attached Articles Supplementary of said Corporation, of which this Certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the attached Articles Supplementary to be the corporate act of said Corporation, and certifies that to the best of his knowledge, information and belief the matters and facts set forth in the attached Articles Supplementary with respect to authorization and approval are true in all material respects, under the penalties for perjury.

Dated: May 10, 1993                    /s/ William B. Blundin
                                       ------------------------------
                                        William B. Blundin
                                        Executive Vice President